SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No.           ]
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☐ Soliciting Material under § 240.14a-12
MOODY’S CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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March 22, 2006
Dear Stockholder:
      You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Moody’s Corporation to be held on Tuesday, April 25, 2006, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York.
      The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2005 is also enclosed.
      Your vote is important. Please vote your shares whether or not you plan to attend the meeting. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record, please check your proxy card or other voting instructions to see which of these options are available to you.

Sincerely,

Raymond W. McDaniel, Jr.
Chairman and Chief Executive Officer

MOODY’S CORPORATION
99 Church Street
New York, New York 10007

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
      The 2006 Annual Meeting of Stockholders of Moody’s Corporation will be held on Tuesday, April 25, 2006, at 9:30 a.m. at the Company’s offices at 99 Church Street, New York, New York, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To elect three Class II directors of the Company to each serve a three-year term;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year 2006;

3.	To vote on one stockholder proposal, if properly presented at the meeting; and

4.	To transact such other business as may properly come before the meeting.
      The Board of Directors of the Company has fixed the close of business on March 1, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jane B. Clark
Corporate Secretary
March 22, 2006
      Whether or not you plan to attend the meeting in person, it is important that you complete, sign, date and promptly return the enclosed form of proxy or that you give your proxy by telephone or the Internet. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card or voted by telephone or the Internet.

i

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF MOODY’S CORPORATION

General
      This Proxy Statement and the accompanying proxy card are being furnished to the holders of the common stock, par value $.01 per share (the “Common Stock”), of Moody’s Corporation (“Moody’s” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use in voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 25, 2006, at 9:30 a.m. at the Company’s principal executive offices located at 99 Church Street, New York, New York 10007. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 22, 2006. Moody’s telephone number is (212) 553-0300.
Annual Meeting Admission
      Stockholders will need an admission ticket to enter the Annual Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting in person, please retain the admission ticket.
      If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of share ownership such as a bank or brokerage account statement, to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. Stockholders who do not have admission tickets will be admitted following verification of ownership at the door.
Record Date
      The Board of Directors has fixed the close of business on March 1, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 291,173,591 shares of Common Stock outstanding. Each holder of Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share.
How to Vote
      In addition to voting in person at the Annual Meeting, stockholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.
      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.
Special Voting Procedures for Certain Current and Former Employees
      Many current and former employees of the Company have share balances in the Moody’s Common Stock Fund of the Moody’s Corporation Profit Participation Plan (the “Profit Participation Plan”). The voting procedures described above do not apply to these share balances. Instead, any proxy given by such an employee or former employee will serve as a voting instruction for the trustee of the Profit Participation Plan, as well as a proxy for any shares registered in that person’s own name (including shares acquired under the Moody’s Corporation Employee Stock Purchase Plan and/or pursuant to restricted stock awards). To allow sufficient time for voting by the trustee, Profit Participation Plan voting instructions must be received by April 20, 2006. If voting instructions have not been received by that date, the trustee will vote those Profit Participation Plan shares in the same proportion as the Profit Participation Plan shares for which it has received instructions, except as otherwise required by law.
Quorum and Voting Requirements
      The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.
      A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the Annual Meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.
      The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2006. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.
      The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the stockholder proposal set forth in this Proxy Statement. Please bear in mind that the adoption of the stockholder proposal included in this Proxy Statement at the Annual Meeting would serve only as a recommendation to the Board of Directors to take the action requested by the proponent. The affirmative vote of the holders of at least 80% in voting power of the outstanding shares of Common Stock at a future stockholder’s meeting would be required in order to declassify the Board of Directors, as requested by the stockholder proposal. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.
Proxies
      The enclosed proxy provides that you may specify that your shares of Common Stock be voted “For” the director nominees or to “Withhold Authority” for the nominees and “For,” “Against” or “Abstain” from voting with respect to the other proposals. The Board of Directors recommends that you vote “For” each of the three director nominees named in this Proxy Statement, “For” the ratification of the selection of the independent registered public accounting firm, and “Against” the stockholder proposal. All shares of Common Stock represented by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. Properly executed proxies that do not contain voting instructions will be voted in accordance with the recommendations of the Board of Directors.
      It is not expected that any matter other than those referred to herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.
      Any stockholder of record who votes by telephone or the Internet or who executes and returns a proxy may revoke such proxy or change such vote at any time before it is voted at the Annual Meeting by (i) filing with the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, written notice of such revocation, (ii) casting a new vote by telephone or the Internet or by submitting another proxy that is properly signed and bears a later date or (iii) attending the Annual Meeting and voting in person. A stockholder whose shares are owned beneficially through a bank, broker or other nominee should contact that entity to change or revoke a previously given proxy.
      Proxies are being solicited hereby on behalf of the Board of Directors. The cost of the proxy solicitation will be borne by the Company, although stockholders who vote by telephone or the Internet may incur telephone or Internet access charges. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone, telecopy, email or otherwise. Such directors, officers and employees will not be specifically compensated for such services. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. Arrangements may also be made with custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.
Delivery of Documents to Stockholders Sharing an Address
      If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at (212) 553-3638 or by submitting a written request to the Company’s Investor Relations Department, at 99 Church Street, New York, New York 10007. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the Common Stock and other equity securities of the Company. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.
      Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports are required, the Company believes that all of its officers and directors and those greater-than-10% stockholders that filed any reports filed all of such reports on a timely basis during the year ended December 31, 2005, except as described below:

•	On February 9, 2005, shares of Common Stock beneficially owned by Mr. McDaniel, the Company’s Chairman and Chief Executive Officer (the “CEO”), Mr. Goggins, the Company’s Senior Vice President and General Counsel, Ms. Dering, the Company’s Executive Vice President — Global Regulatory Affairs & Compliance, and Ms. Dering’s spouse, a former employee of Moody’s Investors Service, were sold in order to make certain tax payments in connection with the vesting of restricted stock. The amounts sold were 1,575, 346, 668 and 236 shares, respectively. Ms. Dering reported the sales of shares owned by her and her spouse in a Form 4 filed on May 4, 2005. Each of Mr. Goggins and Mr. McDaniel reported the sales of shares owned by him in a Form 4 filed on May 16, 2005. On October 1, 2005, 114 shares of Common Stock beneficially owned by Mr. McCabe, the Company’s Senior Vice President — Corporate Controller, were sold in order to make certain tax payments in connection with the vesting of restricted stock. Mr. McCabe reported the sale in a Form 4 filed on February 10, 2006.
CORPORATE GOVERNANCE
      In order to address evolving best practices and new regulatory requirements, the Board of Directors annually reviews its corporate governance practices and the charters for its standing committees. As a result of this review, during 2005 the Board amended the Company’s Corporate Governance Principles and the charters of its Audit Committee and its Governance and Compensation Committee. A copy of the amended Corporate Governance Principles is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Corporate Governance Principles.” A copy of the amended charter of the Audit Committee is attached to this Proxy Statement as Appendix A, and copies of both it and the amended charter of the Governance and Compensation Committee are available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Committee Charters.” Copies may also be obtained upon request, addressed to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007. The Audit Committee and the Governance and Compensation Committee assist the Board in fulfilling its responsibilities, as described below.
Board Meetings and Committees
      During 2005, the Board of Directors met six times and had two standing committees, an Audit Committee and a Governance and Compensation Committee, which also performs the functions of a nominating committee. All directors attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which they served (held during the periods in which they served) in 2005.
      Directors are encouraged to attend the Annual Meeting. All of the Company’s directors were in attendance at the 2005 Annual Meeting.
The Audit Committee
      The Audit Committee represents and assists the Board of Directors in its oversight responsibilities relating to: the integrity of the Company’s financial statements and the financial information provided to the Company’s stockholders and others; the Company’s compliance with legal and regulatory requirements; the Company’s internal controls; and the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Independent Auditors, and of the Company’s internal audit function. The Audit Committee is responsible for the appointment, compensation and oversight of the Independent Auditors and, as such, the Independent Auditors report directly to the Audit Committee.
      The Audit Committee has established a policy setting forth the requirements for the pre-approval of audit and permissible non-audit services to be provided by the Company’s Independent Auditors. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees, as well as any other audit services and specified categories of non-audit services, subject to certain pre-approved fee levels. In addition, pursuant to the policy, the Audit Committee has authorized its chair to pre-approve other audit and permissible non-audit services up to $50,000 per engagement and a maximum of $250,000 per year. The policy requires that the Audit Committee chair report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.
      The members of the Audit Committee are Mr. Wulff (Chairman), Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell and Ms. Newcomb, each of whom is independent under NYSE and SEC rules and under the Company’s Corporate Governance Principles. The Board of Directors has determined that each of Mr. Anderson, Mr. Glauber, Mr. Kist, Dr. McKinnell, Ms. Newcomb and Mr. Wulff is an “audit committee financial expert” under the SEC’s rules.
      Mr. Anderson currently serves on the audit committees of three other public companies. Under the NYSE rules, a member of the Audit Committee may not simultaneously serve on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service does not impair the ability of the member to effectively serve on the Audit Committee. The Board of Directors has determined that Mr. Anderson’s simultaneous service on the three other audit committees does not impair his ability to effectively serve on the Company’s Audit Committee.
      The Audit Committee held eight meetings during 2005.
The Governance and Compensation Committee
      The functions of the Governance and Compensation Committee include identifying and evaluating possible candidates to serve on the Board and recommending director nominees for approval by the Board and the Company’s stockholders. The Governance and Compensation Committee also considers and makes recommendations to the Board of Directors concerning the size, structure, composition and functioning of the Board and its committees, oversees the evaluation of the Board, and develops and reviews the Company’s Corporate Governance Principles.
      The Governance and Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. The Committee also oversees the evaluation of senior management (including by reviewing and approving performance goals for the Company’s executive officers, including the CEO, and by evaluating their performance) and oversees, and makes recommendations to the Board regarding, compensation arrangements for the CEO and for certain other executive officers. The Committee also administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval, including the Company’s key employees’ stock incentive plans.
      The Governance and Compensation Committee will consider director candidates recommended by stockholders of the Company. In considering a candidate for Board membership, whether proposed by stockholders or otherwise, the Governance and Compensation Committee examines the candidate’s business experience and skills, independence, judgment and integrity, his or her ability to commit sufficient time and attention to Board activities, and any potential conflicts with the Company’s business and interests. The Governance and Compensation Committee also seeks to achieve a diversity of occupational and personal backgrounds on the Board. To have a candidate considered by the Governance and Compensation Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Governance and Compensation Committee and nominated by the Board.
      The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. For the Company’s 2007 annual meeting, this deadline is December 26, 2006.

      The Governance and Compensation Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who might be available to serve on the Board. As described above, the Committee will also consider candidates recommended by stockholders on the same basis as those recommended by current directors and executives. The Governance and Compensation Committee also, from time to time, may engage firms that specialize in identifying director candidates for the Committee’s consideration.
      Once a person has been identified by or for the Governance and Compensation Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Compensation Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Compensation Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.
      The members of the Governance and Compensation Committee are Dr. McKinnell (Chairman), Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Ms. Newcomb and Mr. Wulff, each of whom is independent under NYSE rules and under the Company’s Corporate Governance Principles.
      The Governance and Compensation Committee met seven times during 2005.
Codes of Business Conduct and Ethics
      The Company has adopted a code of ethics that applies to its CEO, Chief Financial Officer and Controller, or persons performing similar functions. The Company has also adopted a code of business conduct and ethics that applies to the Company’s directors, officers and employees. A current copy of each of these codes is available on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Codes of Business Conduct and Ethics.” A copy of each is also available in print to stockholders upon request, addressed to the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.
      The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, the code of ethics by posting such information on the Company’s website at www.moodys.com under the headings “Shareholder Relations — Corporate Governance — Codes of Business Conduct and Ethics.”
Director Independence
      To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth below and are also included in the Company’s Corporate Governance Principles. The Board has determined that Mr. Anderson, Mr. Glauber, Mr. Kist, Senator Mack, Dr. McKinnell, Ms. Newcomb and Mr. Wulff, and thus a majority of the directors on the Board, are independent under these standards. The standards adopted by the Board incorporate the director independence criteria included in the NYSE listing standards, as well as additional criteria established by the Board. Each of the Audit Committee and the Governance and Compensation Committee is composed entirely of independent directors. In accordance with NYSE requirements and the independence standards adopted by the Board, all members of the Audit Committee meet additional independence standards applicable to audit committee members.
      An “independent” director is a director whom the Board has determined has no material relationship with the Company or any of its consolidated subsidiaries (for purposes of this section, collectively referred to as the “Company”), either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1. the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2. (a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member of the director was in the past three years (but is no longer) a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4. the director, or a member of the director’s immediate family, has received, during any 12-month period in the past three years, any direct compensation from the Company in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as an employee (other than an executive officer) of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5. the director is a current executive officer or employee, or a member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years, has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6. the director, or the director’s spouse, is an executive officer of a non-profit organization to which the Company or the Company foundation makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues. (Amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.)
An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.
      The Company’s independent directors routinely meet in executive session, without the presence of management directors or other members of management. Those sessions are presided over by the chairman of the Audit Committee or of the Governance and Compensation Committee, depending upon the primary topic to be discussed at the session.
Communications with Directors
      The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Board of Directors or with all non-management directors as a group, with the directors who preside over executive sessions of the Board, or with a specific director or directors, by writing to them c/o the Corporate Secretary of the Company at 99 Church Street, New York, New York 10007.
      All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary in the office of the Company’s General Counsel for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

Compensation of Directors
      Non-employee directors receive a combination of cash and equity compensation for serving on the Board of Directors.
      In 2005, non-employee directors received an annual retainer of $75,000, in quarterly installments. The chairman of each of the Audit Committee and the Governance and Compensation Committee received an additional annual fee of $10,000, in quarterly installments. There were no separate meeting fees in 2005.
      In February 2005, each non-employee director at that time received a grant of $100,000 worth of restricted stock under the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (the “1998 Directors Plan”). After becoming a director in February 2005, Ms. Newcomb received a grant of $91,667 worth of restricted stock. The restricted stock vests in three equal annual installments.
      A non-employee director may elect to defer receipt of all or a portion of his or her retainer until after termination of Board of Directors service. Deferred amounts are credited to an account and receive the rate of return earned by one or more investment options in the employee Profit Participation Plan as selected by the director. Upon the occurrence of a change-in-control of the Company, a lump sum payment shall be made to each director of the amount credited to the director’s deferred account on the date of the change-in-control, and the total amount credited to each director’s deferred account from the date of the change-in-control until the date such director ceases to be a director shall be paid in a lump sum at that time. In addition, any notice by a director to change or terminate an election to defer retainers given on or before the date of the change-in-control shall be effective as of the date of the change-in-control rather than the end of the calendar year.
      Directors also are reimbursed for travel, meals and hotel expenses incurred in connection with attendance at meetings of the Board of Directors or its committees, which are generally held at the Company’s executive office. The Board of Directors typically has a meeting once a year outside the United States in a country where the Company has operations. For those meetings, the Company pays for travel for the directors and one guest of each director, as well as for their accommodations, meals, Company-arranged activities and other incidental expenses.
      Effective April 26, 2005, Mary Evans retired as a director of the Board. In recognition of Mrs. Evans’s nearly 15 years of service as a director, the Company amended Mrs. Evans’s restricted stock award agreements to release, effective as of April 30, 2005, all restrictions on the restricted shares granted to her in February 2003 and February 2004 and, effective as of February 23, 2006, all restrictions on the restricted shares granted to her in February 2005.
      In January 2006, Mrs. Evans received a payment of 5,786 shares of Common Stock and 1,413 shares of Dun & Bradstreet Common Stock, representing the deferred performance share balance as of December 31, 2005 under the 1998 Moody’s Corporation Replacement Plan for Certain Non-Employee Directors Holding Dun & Bradstreet Corporation Equity-Based Awards (the “Directors’ Replacement Plan”). In February 2006, Mrs. Evans received a payment of approximately $1,658,518 pursuant to the Directors’ Replacement Plan with respect to her phantom stock unit share-equivalent balance as of December 31, 2005 and $18,183 as the first of five installment payments pursuant to the 1998 Non-Employee Directors Deferred Compensation Plan, with respect to her deferred compensation account balance as of December 31, 2005. In April 2005, Ms. Evans received a retirement gift valued at $1,405 and a tax gross-up for the gift.
ITEM 1
ELECTION OF DIRECTORS
      The Board of Directors has nominated Ewald Kist, Henry A. McKinnell, Jr. and John K. Wulff for re-election as Class II directors, each for a three-year term expiring in 2009. If elected, each nominee will hold office until his or her term expires and until his or her successor is elected and qualified. Each of Mr. Kist, Dr. McKinnell and Mr. Wulff is currently a member of the Board of Directors. The Company expects each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted for the election of such other person for director as management may recommend in the place of such nominee.
      The Board of Directors recommends a vote FOR the election as directors of each of the Class II nominees listed below.
      The principal occupation and certain other information (including age as of the date of this Proxy Statement) about the nominees and other directors of the Company whose terms of office continue after the Annual Meeting are set forth below.
NOMINEES FOR DIRECTORS
Class II Directors Whose Terms Expire in 2009
Ewald Kist
Director since July 2004
      Ewald Kist, age 62, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Kist was Chairman of ING Groep NV (“ING Group”) from 2000 to his retirement in June 2004. Before serving as chairman of ING Group, Mr. Kist was vice chairman from 1999 to 2000 and served as a member of the Executive Board from 1993 to 1999. Prior to the merger of Nationale Nederlanden and NMB Postbank Group to form ING Group in 1992, Mr. Kist served in a variety of capacities at Nationale Nederlanden beginning in 1969, including Chairman from 1991 to 1992, General Management — the Netherlands from 1989 to 1991 and president Nationale Nederlanden US Corporation from 1986-1989. Mr. Kist is also a director of The DSM Corporation, Royal Philips Electronics and the Dutch National Bank.
Henry A. McKinnell, Jr., Ph.D.
Director since October 1997
      Henry A. McKinnell, Jr., age 63, is chairman of the Governance and Compensation Committee and is a member of the Audit Committee of the Board of Directors. Dr. McKinnell is chairman and chief executive officer of Pfizer Inc, a research-based global health care company. He has served as Pfizer Inc’s chairman since May 2001 and as its chief executive officer since January 2001. He served as president of Pfizer Inc from May 1999 to May 2001, and as president of Pfizer Pharmaceuticals Group from January 1997 to April 2001. Dr. McKinnell served as chief operating officer of Pfizer Inc from May 1999 to December 2000, and executive vice president from 1992 to 1999. In addition to serving on the board of Pfizer Inc, Dr. McKinnell is a director of ExxonMobil Corporation.
John K. Wulff
Director since April 2004
      John K. Wulff, age 57, is chairman of the Audit Committee and is a member of the Governance and Compensation Committee of the Board of Directors. Mr. Wulff has served as non-executive chairman of the board of Hercules Incorporated, a manufacturer and supplier of specialty chemical products, since December 2003. Mr. Wulff was first elected as a director of Hercules in July 2003, and served as interim chairman from October 2003 to December 2003. Mr. Wulff served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was chief financial officer of Union Carbide Corporation. During his 14 years with Union Carbide, Mr. Wulff also served as vice president and principal accounting officer from January 1989 to December 1995, and controller from July 1987 to January 1989. From April 1977 until June 1987, Mr. Wulff was a partner with KPMG and predecessor firms (accounting and consulting firms). In addition to serving on the board of Hercules, Mr. Wulff is a director of Sunoco, Inc. and Fannie Mae.

CONTINUING DIRECTORS
Class III Directors Whose Terms Expire in 2007
Basil L. Anderson
Director since April 2004
      Basil L. Anderson, age 60, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Anderson served as vice chairman of Staples, Inc. from September 2001 until his retirement in March 2006. Prior to joining Staples, Mr. Anderson served as executive vice president and chief financial officer of Campbell Soup Company from April 1996 to February 2001. Prior to joining Campbell Soup, Mr. Anderson was with Scott Paper Company where he served in a variety of capacities beginning in 1975, including vice president and chief financial officer from December 1993 to December 1995. Mr. Anderson is also a director of Staples, Inc., Becton Dickenson, CRA International Inc. and Hasbro, Inc.
Raymond W. McDaniel, Jr.
Director since April 2003
      Raymond W. McDaniel, Jr., age 48, is the Chairman and CEO of the Company. Mr. McDaniel served as the Company’s President from October 2004 until April 2005 and the Company’s Chief Operating Officer from January 2004 until April 2005. He also has served as President of Moody’s Investors Service since November 2001. Mr. McDaniel served as the Company’s Executive Vice President, Global Ratings and Research, from April 2003 to January 2004, and as Senior Vice President, Global Ratings and Research, from November 2000 to April 2003. Mr. McDaniel served as Senior Managing Director, Global Ratings and Research, of Moody’s Investors Service from November 2000 to November 2001, and as Managing Director, International, from 1996 to November 2000. Mr. McDaniel is also a director of John Wiley & Sons, Inc.
Class I Directors Whose Terms Expire in 2008
Robert R. Glauber
Director since June 1998
      Robert R. Glauber, age 67, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Mr. Glauber has served as chairman and chief executive officer of NASD since September 2001. From November 2000 to September 2001, Mr. Glauber served as president and chief executive officer of NASD. From 1992 to October 2000, Mr. Glauber was an adjunct lecturer at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University. From 1989 to 1992 Mr. Glauber served as Under Secretary of the Treasury for Finance.
Connie Mack
Director since December 2001
      Connie Mack, age 65, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Senator Mack has served as a senior policy advisor at King & Spalding LLP since February 2005 and served as a senior policy advisor at Shaw Pittman, LLP from February 2001 to February 2005. He was a United States Senator (R-FL) from 1989 to January 2001. While in the Senate, Senator Mack was the Republican Conference chairman from 1997 to 2001, chairman of the Joint Economic Committee from 1995 to 1997 and 1999 to 2001, and a member of the Senate Finance and Senate Banking, Housing and Urban Affairs committees. Senator Mack was chairman of the President’s Advisory Panel on Federal Tax Reform and is also a director of Darden Restaurants, EXACT Sciences Corporation, Genzyme Corporation, Mutual of America Life Insurance Company, the H. Lee Moffitt Cancer Center and Spirit Aerosystems.
Nancy S. Newcomb
Director since February 2005
      Nancy S. Newcomb, age 60, is a member of the Audit and Governance and Compensation Committees of the Board of Directors. Ms. Newcomb served as senior corporate officer, risk management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management. Ms. Newcomb is also a director of The DIRECTV Group, Inc. and SYSCO Corporation.
ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS
      The Audit Committee, in its capacity as a committee of the Board of Directors, has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2006. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit that selection to stockholders for ratification. PricewaterhouseCoopers LLP acted as the independent registered public accounting firm for the year ended December 31, 2005. Services provided to the Company by PricewaterhouseCoopers LLP in 2005 included the audit of the consolidated financial statements, audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, limited reviews of quarterly financial statements, employee benefit plan audits, consultations on various accounting matters, acquisition due diligence review and statutory audits of non-U.S. subsidiaries.
      If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will re-evaluate its selection and will determine whether to maintain PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm or to appoint another independent registered public accounting firm. If prior to the 2007 Annual Meeting of Stockholders PricewaterhouseCoopers LLP ceases to act as the Company’s independent registered public accounting firm or if the Audit Committee removes PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, then the Audit Committee will appoint another independent registered public accounting firm. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
      The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006.
PRINCIPAL ACCOUNTING FEES AND SERVICES
Audit Fees
      The aggregate fees for professional services rendered for the integrated audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, for the review of the financial statements included in the Company’s reports on Forms 10-Q and 8-K, and for statutory audits of non-U.S. subsidiaries were approximately $2.0 million (including $0.4 million not billed) in 2005 and $2.3 million (including $0.4 million not billed) in 2004. All such fees were attributable to PricewaterhouseCoopers LLP.
Audit-Related Fees
      The aggregate fees billed for audit-related services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were approximately $0.1 million and $0.7 million (including $0.1 million not billed), respectively. Such services included acquisition due diligence reviews, employee benefit plan audits, internal control reviews, and consultations concerning financial accounting and reporting standards.

Tax Fees
      The aggregate fees billed for tax services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were approximately $3,000 and $15,000, respectively. Tax services rendered by PricewaterhouseCoopers LLP principally related to expatriate tax services and tax consulting and compliance.
All Other Fees
      The aggregate fees billed for all other services rendered to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were approximately $9,000 (including $4,000 not billed) and $5,000, respectively. Other fees principally relate to accounting research software.
AUDIT COMMITTEE REPORT
      The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2005 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, who reports directly to the Audit Committee, the matters required by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees).
      The Audit Committee also has discussed with PricewaterhouseCoopers LLP its independence from the Company, including the matters contained in the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with management of the Company and PricewaterhouseCoopers LLP such other matters and received such assurances from them as it deemed appropriate. The Audit Committee considered whether the rendering of non-audit services by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.
      Following the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
     The Audit Committee
     John K. Wulff, Chairman
     Basil L. Anderson
     Robert R. Glauber
     Ewald Kist
     Connie Mack
     Henry A. McKinnell, Jr.
     Nancy S. Newcomb

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The table below sets forth the number of shares of Common Stock beneficially owned as of December 31, 2005 by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (the “Company’s 5% Owners”), (ii) each director and nominee for director of the Company, (iii) each named executive officer listed in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group. Stock ownership information is based on (a) the number of shares of Common Stock held by directors and executive officers as of December 31, 2005 (in accordance with information supplied to the Company by them), and (b) the number of shares of Common Stock held by the Company’s 5% Owners, based on information filed with the SEC by the Company’s 5% Owners. Unless otherwise indicated and except for the interests of individuals’ spouses, the stockholders listed below have sole voting and investment power with respect to the shares indicated as owned by them. Percentages are based upon the number of shares of Common Stock outstanding on December 31, 2005, and, where applicable, the number of shares of Common Stock that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning “Stock Units,” the value of which is measured by the price of the Common Stock. Stock Units do not confer voting rights and are not considered “beneficially owned” shares under SEC rules.

	Aggregate Number of		Percent of
	Shares Beneficially		Shares
Name	Owned(1)	Stock Units(2)	Outstanding

Basil L. Anderson	4,440	1,495	*
Jeanne M. Dering	391,120 (3)	0	*
Jennifer Elliott	40,929	0	*
Robert R. Glauber	64,603	1,561	*
John J. Goggins	214,331	0	*
Linda S. Huber	9,885	0	*
Ewald Kist	3,764	0	*
Connie Mack	27,458	0	*
Raymond W. McDaniel, Jr.	1,116,885 (3)	0	*
Henry A. McKinnell, Jr.	79,055	13,997	*
Nancy S. Newcomb	2,198	0	*
John Rutherfurd, Jr.	660,506	0
John K. Wulff	6,440	2,939	*
All current directors and executive officers as a group (13 persons)	1,971,294	19,992	0.68%

	Aggregate Number of			Percent of
	Shares Beneficially			Shares
Name	Owned		Stock Units	Outstanding

Berkshire Hathaway Inc.,	48,000,000(4	)(5)	0	16.54%
Warren E. Buffett, OBH, Inc., GEICO
Corporation, Government Employees
Insurance Company and National Indemnity
Company
1440 Kiewit Plaza
Omaha, Nebraska 68131
Davis Selected Advisers, L.P.,	18,971,712	(6)	0	6.54%
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

*	Represents less than 1% of the outstanding Common Stock.

(1)	Includes the maximum number of shares of Common Stock that may be acquired within 60 days of December 31, 2005, upon the exercise of vested stock options as follows: Mr. Anderson — 0; Ms. Dering — 349,250; Ms. Elliott — 36,185; Mr. Glauber — 52,000; Mr. Goggins — 193,637; Ms. Huber — 0; Mr. Kist — 0; Senator Mack — 18,000; Mr. McDaniel — 1,029,653; Dr. McKinnell — 58,360; Ms. Newcomb — 0; Mr. Rutherfurd — 590,075; and Mr. Wulff — 0; and all current directors and executive officers as a group — 1,743,440. Also includes the following shares of restricted stock over which the named executive officers and directors had voting (but not dispositive) power as of December 31, 2005: Mr. Anderson — 3,744; Ms. Dering — 14,686; Ms. Elliott — 4,226; Mr. Glauber — 5,676; Mr. Goggins — 9,402; Ms. Huber — 0; Mr. Kist — 3,308; Senator Mack — 5,676; Mr. McDaniel — 35,272; Dr. McKinnell — 5,676; Ms. Newcomb — 0; Mr. Rutherfurd — 0; and Mr. Wulff — 3,744; and all current directors and executive officers as a group — 94,501.

(2)	Consists of stock units (payable to non-employee directors after retirement), the value of which is measured by the price of the Common Stock, received under various non-employee director compensation arrangements of the Company and its predecessor. These units do not confer voting rights and are not considered “beneficially owned” shares of Common Stock under SEC rules. Additional stock units accrue over time to reflect the deemed reinvestment of dividends.

(3)	Includes 7,860 shares beneficially owned by Ms. Dering’s spouse, a former employee of Moody’s Investors Service, and 2,000 shares beneficially owned by Mr. McDaniel’s spouse.

(4)	As set forth in the most recent amended Schedule 13G jointly filed with the SEC by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., GEICO Corporation, Government Employees Insurance Company and National Indemnity Company, (a) each of Mr. Buffett, Berkshire Hathaway Inc., OBH, Inc. and National Indemnity Company had shared voting power and shared dispositive power with respect to all of the 24,000,000 shares reported in such Schedule 13G and (b) each of GEICO Corporation and Government Employees Insurance Company had shared voting power and shared dispositive power with respect to 7,859,700 of such 24,000,000 shares. The number of shares beneficially owned as set forth in the table above has been adjusted for the May 18, 2005 stock split.

(5)	This address is listed in the most recent amended Schedule 13G as the address of each of Mr. Buffett, Berkshire Hathaway Inc. and OBH, Inc. The address of National Indemnity Company is listed as 3024 Harney Street, Omaha, Nebraska 68131, and the address of each of GEICO Corporation and Government Employees Insurance Company is listed as 1 GEICO Plaza, Washington, D.C. 20076.

(6)	A Schedule 13G/ A filed by Davis Selected Advisers, L.P. (“Davis”) with the SEC on February 14, 2006 reported that Davis, a registered investment adviser, had sole voting and dispositive power over 18,971,712 shares.
Stock Ownership Guidelines
      In July 2004, the Board of Directors established stock ownership guidelines for non-employee directors and executives of the Company and its subsidiaries, Moody’s Investors Service and Moody’s KMV Company. Each non-employee director and executive has five years to comply with those guidelines. The ownership requirements for the Company are five times base salary for the CEO, four times base salary for the Chief Operating Officer, two times base salary for the remaining executives, and five times the annual cash retainer for non-employee directors. Restricted shares and shares owned by immediate family members or through qualified Company savings and retirement plans may be used to satisfy the ownership requirements.

EXECUTIVE COMPENSATION
      The table below sets forth, for the three years ended December 31, 2005, 2004 and 2003, the compensation of the CEO, the retired CEO and each of the four other most highly compensated executive officers of the Company (the named Company executives).
Summary Compensation Table

					Long-Term Compensation Awards
			Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	Long-Term	All Other
				Compensation	Award(s)	Options	Incentive	Compensation
Name and Principal Position	Year	Salary($)	Bonus ($) (1)	($) (2)	($) (3)	(#) (4)	Payouts($)	($) (5)

John Rutherfurd, Jr.	2005	$273,000	$552,871	$0	$404,202	65,660	$0	$195,458
Retired Chairman and Chief	2004	900,000	1,739,780	0	741,253	225,000	0	203,206
Executive Officer	2003	840,000	1,953,000	0	n/a	318,000	0	196,854
Raymond W. McDaniel	2005	675,000	1,600,000	0	1,031,094	167,500	0	112,359
Chairman and Chief	2004	564,485	965,825	0	543,581	165,000	0	135,594
Executive Officer	2003	532,533	1,340,000	0	n/a	212,000	0	136,184
Linda S. Huber(6)	2005	281,250	706,941	0	447,692	66,667	0	0
Executive Vice President and	2004	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Financial Officer	2003	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Jeanne M. Dering(7)	2005	462,500	551,941	0	412,388	67,000	0	64,237
Executive Vice President —	2004	430,501	477,868	0	247,106	75,000	0	65,429
Global Regulatory Affairs &	2003	378,800	489,645	0	n/a	92,000	0	86,958
Compliance
John Goggins	2005	337,459	329,967	0	268,048	43,550	0	42,126
Senior Vice President and	2004	324,480	278,857	0	153,181	46,500	0	45,423
General Counsel	2003	312,000	315,000	0	n/a	64,000	0	60,678
Jennifer Elliott(8)	2005	298,221	354,046	206,866	140,247	22,780	0	41,771
Vice President and	2004	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Human Resources	2003	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Officer

(1)	The bonus amounts shown in this column were earned with respect to each year indicated and generally were paid in the following year. Ms. Huber’s bonus amount also includes a $100,000 sign-on bonus.

(2)	The amounts shown in this column for Ms. Elliott are comprised primarily of amounts provided by the Company with respect to her overseas assignment, including a $60,400 foreign premium.

(3)	The amounts shown in this column represent the dollar value of the Common Stock based on the closing price of the Common Stock on the respective dates of grant: $32.10 on February 9, 2004, $41.765 on February 22, 2005 and $45.29 on July 1, 2005. All grants of restricted stock were made under the Company’s 2001 Key Employees’ Stock Incentive Plan (as amended and restated on April 27, 2004, the “2001 Stock Incentive Plan”).

On February 22, 2005, the following grants of restricted shares of Common Stock were received: Mr. Rutherfurd — 9,678 shares; Mr. McDaniel — 24,688 shares; Ms. Dering — 9,874 shares; Mr. Goggins — 6,418 shares; and Ms. Elliott — 3,358 shares. On July 1, 2005, Ms. Huber received a grant of 9,885 restricted shares of Common Stock. The number and value of the aggregate restricted stock holdings of each named executive officer as of December 31, 2005 were as follows: Mr. Rutherfurd — no restricted shares; Mr. McDaniel — 35,272 restricted shares, valued at $1,975,947; Ms. Huber — 9,885 restricted shares, valued at $607,137; Ms. Dering — 14,686 restricted shares, valued at $815,422; Mr. Goggins — 9,402 restricted shares, valued at $523,774; and Ms. Elliott — 4,226 restricted shares, valued at $243,941.

All restricted shares granted in 2004 and in February 2005, and their closing prices on the respective dates of grant, have been adjusted for the May 18, 2005 stock split.

Subject to continued employment through each vesting date, vesting of these restricted stock grants in any one year generally depends on the financial performance of the Company. Twenty-five percent of the grant represents the “Target Shares” for each vesting year. If the Company’s annual operating income growth in any one year is (i) less than 10%, then 50% of the Target Shares will vest; (ii) between 10% and 15%, then 100% of the Target Shares will vest; and (iii) greater than 15%, then 150% of the Target

Shares will vest. No more than 100% of the initial grant will vest, and all shares will vest in full, if not previously vested, five years from the grant date, subject to continued employment through such date, regardless of whether performance goals have been achieved. The 2001 Stock Incentive Plan provides that a grant outstanding for at least one year vests in full upon the grantee’s retirement. Consequently, upon Mr. Rutherfurd’s retirement on April 26, 2005, 14,434 restricted shares awarded to him on February 9, 2004, vested in full. In recognition of Mr. Rutherfurd’s service, the Company also caused the 9,678 restricted shares awarded to him on February 22, 2005, to vest in full.

Dividends will be accumulated and paid, without interest, when the underlying shares vest.

(4)	The amounts shown in this column represent the number of non-qualified options granted in each year indicated. The numbers shown for options granted prior to May 18, 2005 have been adjusted for the stock split on that date.

(5)	The amounts shown in this column for Messrs. Rutherfurd, McDaniel and Goggins and Ms. Dering represent aggregate annual Company contributions for their accounts under the Profit Participation Plan, which is open to substantially all employees of the Company and certain of its subsidiaries, and the Profit Participation Benefit Equalization Plan (“PPBEP”). The Profit Participation Plan is a tax-qualified defined contribution plan, and the PPBEP is a non-qualified plan that provides benefits to participants in the Profit Participation Plan equal to the amounts of Company contributions that would have been made to the participants’ Profit Participation Plan accounts but for certain Federal tax laws. In 2005, Ms. Huber was not a participant in the Profit Participation and PPBEP Plans. The amount described with respect to Ms. Elliott was contributed by the Company’s subsidiary to the Australian Superannuation Fund pursuant to Australia’s Superannuation Guarantee Law.

(6)	Ms. Huber joined the Company as Executive Vice President and Chief Financial Officer on May 16, 2005.

(7)	Ms. Dering served as Executive Vice President and Chief Financial Officer of the Company until May 2005, at which time she became Executive Vice President — Global Regulatory Affairs & Compliance.

(8)	Prior to becoming an executive officer of the Company on January 10, 2005, Ms. Elliott was a Managing Director of Moody’s Investors Service in Australia. Her compensation appears in the table in U.S. dollars but certain elements of her compensation were paid in Australian dollars. An exchange rate of 0.733552 from The Federal Reserve Bank of New York as of December 30, 2005 was used to calculate the U.S. dollars.
      The table below sets forth information concerning grants of stock options to purchase Common Stock during the year ended December 31, 2005 to the named Company executives.
Option Grants in Last Fiscal Year

	Number
	of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base		Grant Date
	Granted	Fiscal Year	Price	Expiration	Present Value
Name	(#) (1)	(%)	($/Share)	Date	($) (2)

John Rutherfurd, Jr.	65,660	1.56%	$41.688	02/22/15	819,076
Raymond W. McDaniel	167,500	3.98%	$41.688	02/22/15	2,089,479
Linda S. Huber	66,667	1.58%	$44.985	07/01/15	889,338
Jeanne Dering	67,000	1.59%	$41.688	02/22/15	835,792
John Goggins	43,550	1.03%	$41.688	02/22/15	543,264
Jennifer Elliott	22,780	0.54%	$41.688	02/22/15	284,169

(1)	The numbers of shares underlying options granted prior to May 18, 2005, and the exercise prices of those options, have been adjusted for the stock split on that date. All options are generally exercisable in four annual installments, the first of which was February 22, 2006, and expire on February 22, 2015. In recognition of Mr. Rutherfurd’s service, upon his retirement on April 26, 2005, the Company caused the options on 65,660 shares of Common Stock awarded to him on February 22, 2005, which would otherwise have expired upon such retirement, to continue to vest in accordance with their normal vesting schedule.

(2)	The February 22, 2005 grant date present value is based on the Black-Scholes option valuation model, applying the following assumptions: an expected stock-price volatility factor of 23%; a risk-free rate of return of 4.065%; a dividend yield of 0.528%; and an expected time to exercise of 6 years from the date of grant. The July 1 grant date present value is based on the Black-Scholes option valuation model, applying the following assumptions: an expected stock-price volatility of 23%; a risk-free rate of return of 3.891%; a dividend yield of 0.489%, and an expected time to exercise of 6 years from the date of grant. The Black-Scholes model is premised on the immediate exercisability and transferability of the options, neither of which applies to the options set out in the table above. The actual amounts realized, if any, will depend on the extent to which the stock price exceeds the option exercise price at the time the option is exercised.

      The table below sets forth information concerning options exercised by each of the named Company executives during the year ended December 31, 2005, and the number and value of exercisable and unexercisable options held as of December 31, 2005.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at Fiscal Year-End		Money Options at Fiscal Year
	Acquired		(#)		End ($) (1)
	on Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John Rutherfurd, Jr.	759,750	$30,326,013	685,750	479,910	$28,760,367	$16,159,654
Raymond W. McDaniel	15,386	803,258	836,028	454,750	37,843,578	15,700,431
Linda S. Huber	0	0	0	66,667	0	1,702,809
Jeanne Dering	90,044	3,915,773	265,750	194,250	11,465,482	6,738,872
John Goggins	0	0	137,625	127,925	5,785,856	4,458,581
Jennifer Elliott	0	0	16,115	48,905	635,020	1,652,939

(1)	The numbers in the above table have been adjusted for the stock split on May 18, 2005. Value is calculated as the difference between the closing price of the Common Stock of $61.42 on December 30, 2005 and the option exercise price.
Retirement Benefits
      The tables below set forth the estimated aggregate annual benefits payable under the Moody’s Corporation Retirement Account (the “Retirement Account”), Pension Benefit Equalization Plan (“PBEP”) and Supplemental Executive Benefit Plan (“SEBP”) to persons in specified average final compensation and credited service classifications upon retirement at age 65.
      The Governance and Compensation Committee approved the inclusion of Mr. McDaniel and Ms. Dering as participants in an amended SEBP effective as of October 22, 2001, and approved the inclusion of Mr. Goggins as a participant in that amended SEBP effective October 1, 2004.

      Table I sets forth estimates of the aggregate annual retirement benefits for Mr. Rutherfurd based on various assumptions regarding average final compensation and years of credited service. Table II sets forth such estimates for Messrs. McDaniel and Goggins and Ms. Dering. For Mr. Rutherfurd, the aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years. For Messrs. McDaniel and Goggins and Ms. Dering, the aggregate annual retirement benefits do not increase as a result of additional credited service after 30 years. Ms. Huber will become a participant in the Retirement Account and the PBEP on June 1, 2006. Ms. Elliott does not participate in the U.S. retirement plans. The contribution of the Company’s subsidiary to the Australian Superannuation Fund on behalf of Ms. Elliott is set forth in the Summary Compensation Table.
Table I

	Estimated Aggregate Annual Retirement
	Benefits Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years

$ 400,000	$80,000	$160,000	$200,000	$240,000
450,000	90,000	180,000	225,000	270,000
550,000	110,000	220,000	275,000	330,000
700,000	140,000	280,000	350,000	420,000
850,000	170,000	340,000	425,000	510,000
1,000,000	200,000	400,000	500,000	600,000
1,300,000	260,000	520,000	650,000	780,000
1,600,000	320,000	640,000	800,000	960,000
1,900,000	380,000	760,000	950,000	1,140,000
Table II

	Estimated Aggregate Annual Retirement Benefits
	Assuming Credited Service of:

Average Final Compensation	5 Years	10 Years	15 Years	20 Years	30 Years

$ 400,000	$40,000	$80,000	$120,000	$160,000	$240,000
450,000	45,000	90,000	135,000	180,000	270,000
550,000	55,000	110,000	165,000	220,000	330,000
700,000	70,000	140,000	210,000	280,000	420,000
850,000	85,000	170,000	255,000	340,000	510,000
1,000,000	100,000	200,000	300,000	400,000	600,000
1,300,000	130,000	260,000	390,000	520,000	780,000
1,600,000	160,000	320,000	480,000	640,000	960,000
1,900,000	190,000	380,000	570,000	760,000	1,140,000
      Average final compensation under the SEBP is defined as the highest average annual compensation during five consecutive 12-month periods in the last 10 consecutive 12-month periods of the participant’s credited service. Participants vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis. Amounts shown in the table above include benefits payable under the Retirement Account, the PBEP, and U.S. Social Security.
      The Retirement Account, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasury interest rate equivalent with a minimum compounded annual interest credit rate of 3%.

      The approximate numbers of years of credited service under the plans as of December 31, 2005 are as follows: Mr. Rutherfurd — 18; Mr. McDaniel — 19; Ms. Dering — 20; and Mr. Goggins — 7.
      For the purpose of determining retirement benefits, compensation for a given year consists of the aggregate of salary, wages, regular cash bonuses, commissions and overtime pay that are paid to the applicable employee in such year. Severance pay, contingent payments and other forms of special remuneration are excluded. Since the Summary Compensation Table above includes for each year bonuses that are earned in such year but not paid until the following year, compensation for purposes of determining retirement benefits varies from that shown in the Summary Compensation Table.
      For the reasons discussed above, compensation for determining retirement benefits for the named executive officers differed by more than 10% from the amounts shown in the Summary Compensation Table. The 2005 compensation for purposes of determining retirement benefits was as follows: Mr. Rutherfurd — $2,162,180; Mr. McDaniel — $1,640,824; Ms. Dering — $940,368; and Mr. Goggins — $616,316.
Certain Transactions
      In May 2005, Ms. Dering’s spouse, a former employee of Moody’s Investors Service, exercised options to purchase shares of Common Stock for an aggregate price of $2,786,397, resulting in a pre-tax gain of $4,273,931. The shares were sold on the same day the options were exercised, and the transaction was filed with the SEC on a Form 4. In February 2005, restrictions lapsed on 1,154 restricted shares of Common Stock held by Ms. Dering’s spouse and having an aggregate value of $49,172. Ms. Dering’s spouse earned salary and bonus payments during 2005 totaling $414,113, and participated in other employee benefit arrangements on terms consistent with other employees at his level. In connection with the termination of his employment in May 2005, Ms. Dering’s spouse received salary continuation payments totaling approximately $164,769.
Career Transition Plan
      All of the Company’s executive officers named in the Summary Compensation Table above currently participate in the Company’s Career Transition Plan (“CTP”). The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed upon resignation. In the event of an eligible termination, an executive officer will be paid 52 weeks of salary continuation (26 weeks if the executive is terminated by the Company for unsatisfactory performance), payable at the times the executive’s salary would have been paid if employment had not terminated. For this purpose, salary consists of the executive’s annual base salary at the time of termination. In addition, the executive will receive continued medical, dental and life insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by the Company. Except in the case of a termination by the Company for unsatisfactory performance, the executive also will receive: (i) a prorated portion of the actual bonus for the year of termination that would have been payable to the executive under the annual bonus plan in which the executive was participating at the time of termination, provided that the executive was employed for at least six full months during the calendar year of termination; (ii) cash payments equal in value to a prorated portion of any “performance-based awards” under the Company’s stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and (iii) financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment. The CTP gives the Company’s Chairman and CEO the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP.
REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE
Overview of Executive Compensation Philosophy and Program
      The Governance and Compensation Committee establishes the performance objectives and the compensation of the Company’s key executives, including the Chairman and CEO. The Committee consists entirely of independent non-employee directors and is chaired by Dr. McKinnell. The Company’s executive compensation program is designed to:

•	provide a competitive total compensation package that will retain key executives and motivate them to achieve outstanding performance for the Company;

•	link a substantial part of each key executive’s compensation to the achievement of the Company’s financial and strategic objectives and to the individual’s performance; and

•	align key executives’ rewards with increases in shareholder value.
      In establishing compensation of executive officers, the Committee considers pay levels in a compensation peer group (the “Peer Group”) consisting of financial services companies with market capitalization comparable to the Company, as well as other factors noted below. The Company’s executive compensation program consists of the following three components:

•	Base Salaries. In setting base salaries, the Committee evaluates a variety of factors, including competitive pay levels, scope of responsibilities, individual performance and prior experience.

•	Annual Cash Incentives. Through the annual cash incentive program, a significant portion of total cash compensation is “at risk” and is paid based on both Company and individual performance against quantitative and qualitative measures.

•	Longer-Term Incentives. Long-term compensation consists of stock options and restricted stock and is intended to align executive pay with shareholder value creation.
Evaluation of Key Executive Performance
      Each year, the Governance and Compensation Committee sets financial and non-financial objectives for the Company and key executives in discussion with the Chairman and CEO and after a review by the Board of Directors of the Company’s preliminary annual operating budget. In evaluating the performance of the Chairman and CEO and other key executives, the Committee considers the financial performance of the Company and the performance of the key executives in relation to those objectives, and also considers other relevant criteria such as accomplishments of individual executives and of the management team as a whole. The Committee determines aggregate funding of the Company’s cash incentive program based on the financial performance of the Company, including the Company’s growth in operating income and earnings per share compared with its intermediate-term growth targets, and uses discretion in determining individual cash incentive pay-outs, with the goal of promoting and rewarding outstanding performance.
      The Company’s financial performance during 2005 topped our previous record performance in 2004, with revenue increasing by 20% and operating income by 19% year over year. Diluted earnings per share for the full year 2005 were 31% higher than the same period of 2004. These results were above the Company’s current normative targets of low teens percent growth in revenue and operating income and mid teens growth in earnings per share. The Company continued to broaden its geographic reach, including opening Moody’s Eastern Europe in Russia together with an office in India, and increasing to 40% its investment in Midroog Limited, an Israeli rating agency. The Company also acquired Economy.com, renamed Moody’s Economy.com, a leading independent provider of economic, financial, country and industry research, and continued to grow revenues from its new Market Implied Ratings product. These factors demonstrate management’s success in executing its operating strategy with regard to new products, geographical expansion and brand extension by capitalizing on the growth of worldwide capital markets, including both developed and developing domestic and cross-border market activity. The Company also successfully executed its financial strategy to return excess capital to shareholders while retaining appropriate financial flexibility. In particular, management implemented an effective share repurchase strategy and tax strategy, successfully refinanced its maturing debt, and delivered excellent value to shareholders during 2005.
      Based on these results, and other achievements relevant to individual performance, the Governance and Compensation Committee approved the 2005 compensation awards shown in the Summary Compensation Table.

Compensation of the Chief Executive Officer
      2005 was a transition year for the Chief Executive Officer position at the Company, as Mr. Rutherfurd retired in April and Mr. McDaniel assumed the office.
      In determining Messrs. Rutherfurd’s and McDaniel’s 2005 compensation, the Committee considered the performance of the Company, Messrs. Rutherfurd’s and McDaniel’s individual job performance and Peer Group compensation data provided by an outside consultant, as well as the factors noted above under “Evaluation of Key Executive Performance.”
      Based on Mr. Rutherfurd’s planned retirement date, the Committee increased his base salary from $900,000 to $936,000 per annum effective as of January 3, 2005 through April 30, 2005. Based on the Company’s solid financial results, and Mr. Rutherfurd’s strong performance in managing the business and successfully effecting the transition to the new Chief Executive Officer, the Committee awarded him a pro-rated cash bonus for 2005 of $552,871.
      Based on Mr. McDaniel’s transition to and formal assumption of the Chief Executive Officer title on April 30, 2005, the Committee increased his base salary from $564,485 to $675,000 per annum effective as of January 3, 2005. Based on the Company’s solid financial results and Mr. McDaniel’s strong performance in managing the business and continuing to implement its strategy, the Committee awarded him a cash bonus for 2005 of $1,600,000.
Tax Deductibility
      Section 162(m) of the Internal Revenue Code limits income tax deductibility of compensation in excess of $1 million paid to the CEO and the four other most highly compensated individuals serving as executive officers of the Company at the end of the fiscal year to compensation that is “performance-based” as defined under the regulations. Stock options awarded under the Company’s stockholder approved stock incentive plans are performance-based, and any amounts required to be included in an executive’s income upon the exercise of options do not count toward the $1 million limitation. For other compensation to be performance-based under the regulation, it must be contingent on the attainment of performance goals approved by stockholders, and the attainment of these goals must be certified by a committee of the Board which consists entirely of independent directors.
      While the Governance and Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, and annual awards under the 2005 Moody’s Corporation Covered Employee Cash Incentive Plan generally constitute deductible, performance-based compensation, the Committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests.
      The Governance and Compensation Committee
      Henry A. McKinnell, Jr., Chairman
      Basil L. Anderson
      Robert R. Glauber
      Ewald Kist
      Connie Mack
      Nancy S. Newcomb
      John K. Wulff

PERFORMANCE GRAPH
      The following graph compares the total cumulative shareholder return of the Company to the performance of Standard & Poor’s Stock 500 Index (the “S&P 500”) and an index of performance peer group companies (the “Performance Peer Group”).
      The Company does not believe there are any publicly traded companies that represent strict peers. However, each of the companies in the Performance Peer Group offers business information products in one or more segments of its business. The Performance Peer Group consists of Dow Jones & Company, Inc., The McGraw-Hill Companies, Pearson PLC, Reuters Group PLC, Thomson Corporation, and Wolters Kluwer nv.
      The comparison assumes that $100.00 was invested in Common Stock and in each of the foregoing indices on December 29, 2000. The comparison also assumes the reinvestment of dividends, if any. The total return for the Common Stock was 389% during the performance period as compared with a total return during the same period of 3% for the S&P 500, and -22% for the Performance Peer Group.
COMPARISON OF CUMULATIVE TOTAL RETURN
SINCE DECEMBER 29, 2000
MOODY’S CORPORATION, S&P COMPOSITE INDEX AND PEER GROUP INDEX

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Moody’s Corporation	100.00	156.04	162.30	238.86	344.10	489.40
Peer Group Index	100.00	77.57	47.94	63.27	74.61	78.32
S&P Composite Index	100.00	88.12	68.64	88.33	97.94	102.75
      The comparisons in the graph above are provided in response to disclosure requirements of the SEC and are not intended to forecast or be indicative of future performance of the Common Stock.

ITEM 3
STOCKHOLDER PROPOSAL
      Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, the beneficial owner of 1,200 shares of Common Stock as custodian for Katrina Wubbolding, has given notice of his intention, through his designee, Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, and/or Mr. Chevedden’s designee, to make the following proposal at the Annual Meeting.
3 — Elect Each Director Annually
      RESOLVED: Shareholders request that our Directors take the necessary steps, in the most expeditious manner possible, to adopt and implement annual election of each director. This would include that our director elections completely transition from the current staggered system to 100% annual election of each director in one election cycle if practicable. Also to transition solely through direct action of our board if this is practicable.
      The Safeway 2004 definitive proxy is one example of converting from a 100% staggered system to a 100% annual election of each director system in one election cycle. Southwest Airlines began transition to annual election of each director solely through direct action by the Southwest Airlines board in 2005.
      Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.
66% Yes-Vote
      Thirty-three (33) shareholder proposals on this topic achieved an impressive 66% average yes vote in 2005 through late September. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.
Progress Begins with One Step
      The reason to take the above RESOLVED step is reinforced by viewing our overall corporate governance vulnerability. For instance in 2005 it was reported (and corresponding concerns are noted):

•	We had no Independent Chairman or Lead Director — Independent oversight concern.

•	Shareholders were only allowed to vote on individual directors once in 3-years — Accountability concern.

•	An awesome 80% shareholder vote was required to make certain key changes — Entrenchment concern.

•	Cumulative voting was not permitted.

•	Our directors were protected by a poison pill — Accountability concern.
      Additionally:

•	Our full Board met only 5-times in a full year — Commitment concern.

•	37% of our directors were allowed to hold from 4 to 5 director seats each — Over-extension concern.

•	Our CEO’s personal shareholdings declined over the past year.

•	Our compensation committee had two active CEOs, Mr. McKinnell from Pfizer, and Mr. Glauber from the NASD.

•	Our company had not reported a formal business ethics code.
      This list of deficiencies reinforces the reason to adopt the initial RESOLVED statement of this proposal.

      Our directors should be comfortable with this proposal because our unopposed directors typically need only one vote for election — out of tens of millions of shares.
Best for the Investor
      Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said:
      In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.
      “Take on the Street” by Arthur Levitt
Elect Each Director Annually
Yes on 3

Statement of the Board of Directors in Opposition to the Stockholder Proposal
      The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.
      Under our Certificate of Incorporation, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and a majority of the Board can be replaced in the course of two annual meetings occurring approximately one year apart. The Board recognizes that at some companies a classified board structure may be viewed as reducing accountability of the Board to stockholders. However, the Board believes that the Company has demonstrated its ability to maintain accountability and to enhance stockholder value under the Company’s existing governance structure. In addition, due to the nature of the Company’s business, the Company benefits from the classified board structure through enhanced stability and the ability to pursue long-term strategies in a unique and dynamic economic and regulatory environment.
      Increased Stability. Moody’s primary business of assessing and issuing credit ratings depends in part upon maintaining the confidence of the marketplace and of regulators that the Company’s ratings processes are stable, methodical and free from improper influence. The Board believes that its business reputation benefits from stability at the corporate level and that the classified board structure promotes that stability by buffering the Company from potential hostile acquirors or arbitragers that may have only a short-term focus. The classified board structure does not insulate the Company from potential acquisitions or changes in the composition of the Board, and it does not alter the fiduciary responsibility of directors in responding to any such efforts. Instead, it serves to ensure that any person seeking to effect a change in control proceeds at a reasonable pace and either negotiates with the Board or takes its views to stockholders over a period of at least two annual meetings.
      Improved Long-Term Planning. The nature of the Company’s business and the economic and regulatory environment in which it operates are unique and constantly evolving. The Board believes that the continuity made possible by the classified board structure is essential to the proper oversight of a company operating in this environment. As a result of the existing structure, at any given time a majority of the Company’s directors have prior experience as a Company director and thus solid knowledge of the Company’s complex business and long-term strategy. The Board believes that experienced directors who are knowledgeable about the Company’s business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and its stockholders.
      Enhanced Ability to Resist Unfair and Abusive Takeover Tactics. A classified board structure augments a board’s ability to negotiate the best results for shareholders in a potential takeover situation. The Board believes that, when vested with directors — such as the existing Board members — who are strongly committed to enhancing shareholder value, the classified board structure gives the incumbent directors additional opportunity to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value. The Board also believes that a board whose majority includes members with a historical perspective of the company is in a better position to recognize and realize appropriate opportunities to enhance shareholder value. Moreover, although a classified board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not prevent a person from accomplishing a hostile acquisition.
      Board Accountability. The Board believes that the benefits of the current classified board structure do not compromise the directors’ accountability to stockholders. Directors elected to three-year terms are equally accountable to stockholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. The Board also believes that through the operation of its existing procedures, including the existence of a director retirement policy and the addition of several new directors in recent years, it is able to assure stockholders that its Board composition is appropriate.
      Based on the foregoing, the Board has concluded that the Company’s classified board structure continues to promote the best interests of the stockholders. The Board of Directors therefore recommends a vote AGAINST this stockholder proposal.
OTHER BUSINESS
      The Board of Directors knows of no business other than the matters set forth herein which will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, the enclosed proxy confers discretionary authority with respect to such matters as may properly come before the Annual Meeting, and it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matters.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Stockholder proposals which are being submitted for inclusion in the Company’s proxy statement and form of proxy for the 2007 annual meeting of stockholders must be received by the Company at its principal executive offices no later than November 22, 2006. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act.
      Under the Company’s By-Laws, stockholder proposals which are being submitted other than for inclusion in the Company’s proxy statement and form of proxy for the 2007 annual meeting of stockholders must be received by the Corporate Secretary of the Company at its principal executive offices no earlier than January 25, 2007 and no later than February 14, 2007. Such proposals when submitted must be in full compliance with applicable law and the Company’s By-Laws. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to February 14, 2007.
March 22, 2006

Appendix A
MOODY’S CORPORATION
AMENDED AUDIT COMMITTEE CHARTER
Purpose
      The Audit Committee’s primary purpose is to represent and assist the Board of Directors in fulfilling its oversight responsibilities relating to: (a) the integrity of the Company’s financial statements and the financial information provided to the Company’s shareholders and others; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s internal controls; and (d) the audit process, including the qualifications and independence of the Company’s principal external auditors (the “Independent Auditors”) and the performance of the Company’s internal audit function and the Independent Auditors. The Committee also oversees the preparation of the report required by the SEC’s rules to be included in the Company’s annual proxy statement.
Membership and Meetings
      The Committee shall be comprised of at least three directors, as appointed by the Board upon the recommendation of the Governance and Compensation Committee, including one chairman. Each member of the Committee shall meet the independence requirements of the NYSE for directors and audit committee members, and shall be financially literate, both as determined by the Board. At least one member of the Committee shall be an “audit committee financial expert”, as determined by the Board in accordance with the rules and regulations of the SEC.
      Meetings shall be held at least four times per year and additional meetings shall be held as needed. The Committee shall report to the Board on its activities on a regular basis. The Committee shall meet privately, periodically, with representatives of the Independent Auditors and the Head of Internal Audit, and with the Chief Financial Officer, the Controller, and the Chief Legal Counsel.
      To fulfill its duties and responsibilities, the Committee shall undertake the following:
Financial Reporting
      1. The Committee shall review with the Independent Auditors and internal auditors, the adequacy of the Company’s financial reporting processes, both internal and external.
      2. The Committee shall review: (a) the planned scope and results of audit examinations by the Independent Auditors, including any difficulties the Independent Auditors encountered in the course of their audit work, and management’s response; and (b) the scope and results of the internal audit program.
      3. The Committee shall review significant changes in accounting principles, any significant disagreements between management and the Independent Auditors and other significant matters in connection with the preparation of the Company’s financial statements, and shall receive required reports from the Independent Auditors.
      4. The Committee shall: (a) meet to review with management and the Independent Auditors the Company’s audited financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) discuss with the Independent Auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) Nos. 61 and 90; and (c) determine whether to recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Reports on Form 10-K.
      5. The Committee shall meet to review with management and the Independent Auditors the Company’s Quarterly Reports on Form 10-Q, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discuss with the Independent Auditors the matters required to be discussed by SAS No. 100.

      6. The Committee shall review and discuss earnings press releases, other press releases related to financial information, and earnings guidance as appropriate.
Independent Auditors
      7. The Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the Independent Auditors. In this regard, the Committee shall select and retain (subject to shareholder ratification), evaluate, determine funding for, and where appropriate, replace the Independent Auditors.
      8. The Committee shall receive and review, at least annually, a report by the Independent Auditors describing: (a) the Independent Auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors, and any steps taken to deal with any such issues.
      9. The Committee shall oversee the qualifications, performance and independence of the Independent Auditors by:

•	receiving from the Independent Auditors, on a periodic basis, a formal written statement delineating all relationships between the Independent Auditors and the Company and containing such other information as may be required by Independence Standards Board Standard No. 1;

•	reviewing, and discussing with the Independent Auditors, on a periodic basis, any disclosed relationships or services (whether between the Independent Auditors and the Company or otherwise), including a summary of permissible non-audit services performed by the Independent Auditors, that may impact the objectivity or independence of the Independent Auditors and considering, at least annually, the independence of the Independent Auditors; and

•	approving in advance all audit and permissible non-audit services to be provided by the Independent Auditors and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the Independent Auditors.
      10. The Committee shall establish policies for the hiring of employees and former employees of the Independent Auditors.
Evaluation and Charter
      11. The Committee shall evaluate its performance annually and review and reassess the adequacy of this Charter annually.
Compliance
      12. The Committee shall receive reports regarding, and review with the Independent Auditors, internal auditors and management, the adequacy and effectiveness of: (a) the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Committee by the Independent Auditors or management; and (b) the Company’s disclosure controls and procedures.
      13. The Committee shall oversee the Company’s compliance program by reviewing: (a) legal and regulatory compliance matters; and (b) the Company’s policies and procedures designed to promote compliance with laws, regulations, and internal policies and procedures, including the Company’s code of conduct. This will be facilitated through the receipt of reports from management, legal counsel and third parties.
      14. The Committee shall review: (a) the Company’s policies with respect to risk assessment and risk management, and contingent liabilities and risks that may be material to the Company; and (b) major legislative and regulatory developments which could materially impact the Company. This will be facilitated through the receipt of reports from management, legal counsel and third parties.
      15. The Committee shall establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.
      16. On an annual basis, the Committee shall review and discuss with management: (a) the Company’s policies and procedures regarding officers’ expenses and perquisites; and (b) a summary of officers’ expenses and use of corporate assets.
Outside Advisors
      The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain such independent counsel, accountants, or other advisors as it determines appropriate to assist it in the performance of its functions, and shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any such advisors.

MOODY’S CORPORATION
NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!
QUICK • EASY • IMMEDIATE • AVAILABLE 24 HOURS A DAY • 7 DAYS A WEEK

Dear Stockholder:
     Moody’s Corporation encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.
1.	TO VOTE OVER THE INTERNET
•	Log on to the Internet and go to the web site https://www.proxyvotenow.com/mco
2.	TO VOTE OVER THE TELEPHONE
•	On a touch-tone telephone, call 1-888-216-1319, 24 hours a day, 7 days a week.
Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.
THANK YOU FOR VOTING!

1-888-216-1319
CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please sign and date below, detach and return in enclosed envelope or vote by telephone or Internet.	☒ Votes must be indicated (x) in black or blue ink.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES, FOR PROPOSAL II AND AGAINST PROPOSAL III.
The Board of Directors recommends a vote FOR its nominees and FOR Proposal II.

1.	Election of three Class II Directors:

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐
Nominees for Class II: 01 — Ewald Kist, 02 — Henry A. McKinnell, Jr.,
03 — John K. Wulff
*(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.)

Exceptions

		FOR	AGAINST	ABSTAIN
II.	Ratification of the appointment of independent registered public accounting firm for 2006.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal III

		FOR	AGAINST	ABSTAIN
III. Stockholder proposal to elect each director annually.		☐	☐	☐

And, in their discretion, in the transaction of such other business as may properly come before the Annual Meeting.

S C A N  L I N E
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

Moody’s Corporation
Annual Meeting of Stockholders
April 25, 2006
9:30 a.m.
99 Church Street
New York, New York 10007

MOODY’S CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 25, 2006
     The undersigned hereby appoints Raymond W. McDaniel, Jr., Linda S. Huber and John J. Goggins, and each of them, as proxies, each with full power of substitution, to represent the undersigned and vote all the shares of common stock of Moody’s Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 2006 at 9:30 a.m., local time, at the Company’s offices at 99 Church Street, New York, New York 10007, and any adjournment or postponement thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting.
     This card also constitutes voting instructions to the Trustee of the Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of common stock of Moody’s Corporation held by the Trustee under the plan, as described in the Proxy Statement.
     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE NAMED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR FOLLOW THE APPLICABLE INTERNET OR TELEPHONE VOTING PROCEDURES.

Mark this box if you plan to attend the Annual Meeting.	☐

To change your address, please mark this box and indicate below.	☐

MOODY’S CORPORATION
P.O. BOX 11067
NEW YORK, N.Y. 10203-0067
To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this proxy card on the reverse, tear off at the perforation and mail promptly in the enclosed postage-paid envelope.